Press Release Source: MineCore International, Inc.

MineCore Discusses Ammolite, the Rarest Gemstone in the World

On Thursday June 4, 2009, 8:00 am EDT

SAN JOSE, CA--(MARKET WIRE)--Jun 4, 2009 -- MineCore International, Inc. ("MineCore") (Other OTC:MCIO.PK - News) discusses Ammolite, the rarest gemstone in the world, which MineCore has ammolite bearing concessions in Canada, the only known deposit of gemstone quality ammolite in the world.

Ammolite is a precious gemstone produced from Ammonite fossils. Stripping off a thin outer layer of the Ammonite shell skin and polishing the fossil skin produces the gemstone ammolite. The after polishing will be either a flat natural ammolite with a backing thickness not exceeding 1.5 mm or, depending on thickness and stability, the flat thin ammolite gemstone is manufactured into triplets which are composed of a natural backing, a colorful ammolite center and a synthetic protective caplet. Spinel is used in the industry as the synthetic caplet as compared to glass, which is used in the opal industry for caplets. MineCore aims to use non-gemstone sapphire instead of spinel for the caplet. This would allow MineCore to earn extra profits from its non-gemstone sapphire waste.

"Ammolite is one of the rarest gemstones in the world and has equally strong masculine and feminine appeal. We plan on using non-gemstone sapphire from our future Madagascar operations for the caps of the triplets. This would enhance the strength and durability of the triplet and increase the value of the ammolite gemstone. We believe that using sapphire as the caplet will create new markets for both sapphire and ammolites. The sapphire-ammolite triplet gemstone would be superior to the industry spinel capped triplet. We believe that the combination of the operations will benefit each other and add to shareholder value."

The Ammonite fossils are the hard shells of extinct mollusks that existed for over 330 million years and became extinct approximately 71 million years ago. Ammonite fossils are found on every continent ranging in appearance, form and color. The beautiful array of colors found in Ammonites from Southern Alberta comes from light interference or reflection by the various shell layers. Ammonite fossils have been found in virtually every natural occurring color and are being sought out by collectors all over the world. Ammolite gemstones come in seven distinct colors: ruby crimson, fiery orange, amber yellow, emerald green, jade, azure and mauve. The CIBJO International Commission of Colored Gemstones recognized ammolite as a gemstone in 1981. Additional information on ammolite can be viewed at: http://www.minecore.com/canada.html.

MineCore's wholly owned subsidiary, American Gem Corp. (AMC) has exploitation concessions on 963.92 hectares of Ammonite shell bearing properties granted by six permits under the Province of Alberta's Ammolite Shell Regulation in the Ammonite rich districts of Alberta, Canada. The presence of gem quality Ammonites was confirmed in an evaluation by Sproule Associates Limited (Sproule), Geological and Petroleum Engineering Consultants of Calgary, Alberta in January 2004.

MineCore purchased AMC in 2005 to expand its future operations in the colored gemstone market. MineCore reviewed the ammolite product line and the potential of the products. "We foresee a huge market for ammolite stones and jewelry," stated Jerry G. Mikolajczyk, MineCore's Chief Operating Officer.

MineCore intends to refine its waste to produce pure sapphire crystal to maximize on the hi-tech market's demand for clean energy and other applications. MineCore has developed a process of economically mining sapphires at the lowest possible cost in the industry. The first open pit strip mine is scheduled for production in 2010, subject to completion of financing of $50 Million. MineCore estimates the first full year of production to be 9.8 million grams of sapphire with production increasing to 74 million grams by year nine. Based on the results of the tests performed, approximately 25% of sapphire production will meet MineCore's high standards for gem quality sapphire (grade 7 or higher) with the remaining 75% deemed waste, non-gemstone sapphire. A detailed discussion of the sapphire gemstone business plan can be viewed at: Minecore Discusses Sapphire Gemstone Business Plan and Market (http://www.minecore.com/press_releases/MineCore%20Discusses%20Sapphire%20Gemstone%20Business%20Plan%20and%20Market%205_20_09.pdf) Marketwire (Thursday, May 20) (http://www.marketwire.com/press-release/Minecore-International-Inc-992395.html).

MineCore believes that its planned sapphire project for Madagascar is a highly desirable and economically compelling project in a growing under-serviced market.

About MineCore

MineCore is an exploration company, as defined under SEC Industry Guide 7. The Company's mission is to successfully identify, acquire and develop mineral properties with a program to commence mining operations and develop solid growth with profitable operations. MineCore is planning to bring its sapphire properties in Madagascar into production in 2010 upon successful financing to sustain operations and administration costs. For further information on MineCore visit: http://www.minecore.com

This Press Release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995 and any amendments thereto. Such forward-looking statements by definition involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there is no assurance that reserves, production, pricing levels or other factors pertaining to the mining and manufacturing operations will be sustained at the expected rates or levels over time. Discussions of factors, which may affect future results, are contained in our recent filings. Under no circumstances does this Press Release constitute an offer to sell or a solicitation of an offer to buy the securities of the company described in this Press Release in which such offer, solicitation or sale of securities would be unlawful prior to registration, qualification or filing under the securities laws of any jurisdiction.

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